Exhibit 99.1

ORB Automotive Corporation Closes Equity Financing; Appoints Thomas J. Knox its Chairman of the Board

Shenzhen, China, May 9, 2011 – ORB Automotive Corporation (“ORB” or the “Company”), an emerging market leader in manufacturing and distributing bonding solutions, rubber gaskets and sealants, and coolant products for the fast growing Chinese automotive industry, announced today that it had consummated the sale of approximately 1.2 million newly issued ordinary shares and warrants for total gross proceeds of $1.45 million. ORB further announced that it appointed Thomas Knox as an independent director and Chairman of the Board.

Mr. Knox brings a prodigious track record spanning 45 years of developing many successful businesses as diverse as insurance, banking and health care. From 2004-2006, he served as CEO for UnitedHealthcare of Pennsylvania. At Fidelity Insurance Group, Inc., he grew revenues from $21 million to over $100 million as the insurance company’s Chairman and CEO from 1999 to 2004. Prior to Fidelity, Mr. Knox was Chairman and CEO of Crusader Holding Corporation, a NASDAQ listed commercial bank. Mr. Knox has devoted time to political and civic affairs. He was a candidate for Mayor of Philadelphia in 2007, and was a candidate for Governor of Pennsylvania in 2010. He was the former Chairman on the Airport Advisory Board of the Philadelphia International Airport and was Philadelphia’s Deputy Mayor for Management and Productivity from 1992 -1993. He served in the latter position for $1 per year, and is credited with turning the City’s quarter billion dollar deficit into a $10 million surplus in 18 months. Mr. Knox replaces Morgan Simpson, an interim independent director who assisted the Company in its transition from a private Chinese enterprise to a public company in October 2010.

Marco Ma, ORB’s Executive Chairman and CEO, stated, “Tom brings us unsurpassed business acumen and leadership skills that he developed over his long career building successful companies in America. This coupled with his deep involvement in U.S. executive government service and understanding of the regulatory environment, and key Wall Street relationships makes him our ideal Chairman. We are very fortunate to have Tom to guide us in maximizing our opportunities in the world’s fastest growing automotive market.” Mr. Ma added, “We are grateful for Morgan Simpson’s contributions as an interim director, and wish him every future success.”

ABOUT ORB AUTOMOTIVE CORPORATION

Through its China-based operating subsidiaries, China-based ORB Automotive Corporation is an emerging market leader in manufacturing and distributing bonding solutions, rubber gaskets, sealants, and coolant products for the fast growing Chinese automotive industry. ORB has a strong presence in the Chinese automotive sector.

Additional Information and Forward-Looking Statements

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect ORB Automotive Corporation's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in ORB's filings with the Securities and Exchange Commission. The information contained in this press release is made as of the date of the press release, even if subsequently made available by ORB on its website or otherwise.

Contact: Gen Zhuo, Corporate Representative: Tel: (408) 436-9889 & Email: genzhuo@orbchina.com

William Uchimoto, U.S. Counsel, Tel: (215) 751-2876 & Email: wwu@stevenslee.com